Exhibit 99.1

49% Increase in Third Quarter Net Income

➢  Third quarter of 2018 Net Sales of $13.2 Million, an increase of $1.8 Million or 16.3% Over the Third Quarter of 2017

➢  Third Quarter of 2018 Net Income of $1.3 Million, an Increase of $419,000 or 49.1% Over the Third Quarter of 2017

➢ Nine months Net Income a Record $2.9 Million, an Increase of $607,000 or 26.3% Over the 2017 period

➢  Nine months Net Sales a Record $33.0 Million, an Increase of $3.8 Million or 13.0% Over the 2017 period

FORT LAUDERDALE, FL., November 14, 2018 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its financial results for the third quarter and the first nine months of 2018.

For the three months ended September 30, 2018, the Company reported record net sales of approximately $13.2 million, compared to net sales of approximately $11.3 million for the same period in 2017, an increase of approximately $1.8 million or 16.3%.

For the three months ended September 30, 2018, net income was approximately $1.3 million, compared to net income of approximately $854,000 for the third quarter of 2017, an increase of approximately $419,000 or 49.1%. Diluted earnings per share for the three months ended September 30, 2018 were $0.14, compared to $0.09 during the same period in 2017, an increase of 55.6%.

The Company also reported record net sales for the nine months ended September 30, 2018 of approximately $33.0 million, compared to net sales of approximately $29.2 million for the same period of 2017, an increase of 13.0%.

For the nine months ended September 30, 2018, net income was approximately $2.9 million, compared to net income of approximately $2.3 million for the first nine months of 2017, an increase of approximately $607,000 or 26.3%. Diluted earnings per share for the nine months ended September 30, 2018 were $0.31 compared to $0.25 for the same period in 2017, an increase of 24.0%.

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
NET SALES	$13,182	$11,335	$32,965	$29,178
PRE-TAX INCOME	$1,631	$1,259	$3,748	$3,399
NET INCOME	$1,272	$854	$2,917	$2,310

EPS - DILUTED PER COMMON SHARE	$0.14	$0.09	$0.31	$0.25

DIVIDENDS PER COMMON SHARE	-	-	$0.06	$0.06

Peter Dornau, the Company’s President and CEO, commented: “We had a very strong third quarter in 2018, with record net sales and an almost 50% increase in our net income. The increase in net income is principally a result of the Company’s increased net sales and the benefit of a reduced corporate tax rate under the Tax Cuts and Jobs Act. I am also pleased to report that, for the sixth consecutive year, we have achieved record sales for the nine month period ended September 30.

Mr. Dornau continued: “The Company realized strong sales growth in most of its major markets, including mass merchandisers, specialty marine/boating and sporting/outdoor retailers, as well as online retailers and marine distributors. Most of our product groups experienced robust sales, particularly Star brite® marine products, Star brite® and private label winterizing products and Star Tron® fuel treatment products.”

Mr. Dornau continued: “In the third quarter, we had a ribbon cutting ceremony for our expanded plant and distribution facilities in Montgomery Alabama, and commenced operations in our expanded distribution space. The timing of the expansion enabled the Company to accommodate its increased sales volume. In addition, as we previously announced, the Company also acquired assets of Snappy Marine, Inc. in the third quarter. As a result of the acquisition, we have added Snappy Teak-NU®, a cleaning product for teak decks on boats, to our product portfolio. The acquisition should be accretive to income in 2019.

The Company’s financial outlook for the balance of 2018 appears to be favorable, and we are cautiously optimistic that the Company will experience continued growth of our business in 2019.”

Jeffrey Barocas, Chief Financial Officer of the Company, commented: “The financial condition of the Company continues to be strong. At September 30, 2018, the Company had approximately $4.4 million in cash (including $1.8 million in unrestricted cash and $2.6 million restricted to use in connection with the expansion of our Montgomery, Alabama facilities), and a current ratio of 3.5 to 1. In addition, during the third quarter of 2018, we entered into a new revolving line of credit agreement, which positions us well for continued growth.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Performacide®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company’s web sites are: www.oceanbiochem.com; www.starbrite.com; www.startron.com; and www.performacide.com

Forward-looking Statements:

Certain statements contained in this press release, including without limitation, the statement that the Snappy Marine asset acquisition should be accretive to income beginning in 2019, and statements regarding the favorable financial outlook for the Company during the remainder of 2018 and continued growth of the Company’s business in 2019 are forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated delays in remaining construction and provision of equipment with respect to additions to our manufacturing and distribution facilities in Montgomery, Alabama; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2017.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280